UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2015

Artesanias Corp.

(Exact name of small business issuer as specified in its charter)

Nevada	46-4412037
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2532 Open Range Dr., Fort Worth TX 76177
(Address of principal executive offices)

(866) 281-1207
(Issuer’s telephone number)

____________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On April 27, 2015, we entered into an Exclusive License Agreement (the “Agreement”) with Social Play, Inc. (“Social Play”). Under the Agreement, we have been granted the exclusive rights within the U.S. and Canada to develop, market and sell products and services based upon Social Play’s patent-pending “SP Cloud Goods” system. SP Cloud Goods is cloud-based game hosting and management system where video game developers can add and remove virtual goods from the game, manage players, manage virtual store pricing, and view vital game and player statistics.  Using this system, game developers can affect their games in real-time, without the need to rebuild or republish the game. The SP Cloud Goods intellectual property also includes a system for game developers to collect payments for virtual goods sold to players in their games, as well as a marketplace component that will allow advertisers and game developers to choose where, when, and how advertisements are placed in games. The system will also facilitate the transfer of funds from advertisers to game developers.

The Agreement runs for an initial term of five (5) years, with an optional extension for an additional five years. In consideration for the license, we have agreed to issue Social Play one million (1,000,000) shares of common stock immediately and an additional one million shares on each anniversary of the Agreement for so long as it is in effect. Further, we have agreed to make cash payments to Social Play in the total amount of $120,000, with $20,000 being due currently and additional monthly payments of not less than $20,000 to be made until paid in full.

The foregoing is a summary of the material terms of the Agreement, and not a complete description of its contents. The Agreement, which is filed as an Exhibit hereto, should be reviewed in its entirety for additional information.

Going forward, our business will focus on providing marketing, monetization, and support services for companies in the gaming and mobile application markets. We will make appropriate additional disclosures as our business continues to develop.

2

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Exclusive License Agreement with Social Play, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artesanias Corp.

/s/ Chitan Mistry

Chitan Mistry

Chief Executive Officer

Date: May 21, 2015

3